EXHIBIT 15(d)

                    LETTER ON UNAUDITED FINANCIAL INFORMATION


June 6, 1997

Southwestern Public Service Company:

We are aware that Southwestern Public Service Company has incorporated by reference in this Registration Statement (Form S-3) pertaining to the registration of New Century Energies, Inc. common stock for the Dividend Reinvestment and Cash Payment Plan, its Form 10-Q for the quarter ended March 31, 1997, which includes our report dated June 5, 1997, covering the unaudited condensed consolidated financial statements contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the Registration Statement prepared or certified by our Firm or a report prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act.


                                  Very truly yours,




                                  /s/ Arthur Andersen LLP